EXHIBIT 5.1

ANDREWS KURTH LLP
1717 Main Street, Suite 3700
Dallas, Texas 75201
Tel: 214-659-4400

August 1, 2007

Board of Directors
Stirling Acquisition Corporation
914 Curlew Road, Suite 403
Dunedin, Flordia 34698

Re:	Stirling Acquisition Corporation Registration Statement on Form S-1

Gentlemen:

We have acted as counsel to Stirling Acquisition Corporation, a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-1 (Registration No. 333-142921, the “Registration Statement”) filed with the Securities and Exchange Commission on or about May 14, 2007, under the Securities Act of 1933, as amended (the “Securities Act”), relating to 14,500,000 shares (the “Shares”) of the common stock, par value $0.001 per share (the “Common Stock”), of the Company.

You have requested the opinion of this firm with respect to certain legal aspects of the Registration Statement. In connection therewith, we have examined and relied upon the original, or copies, certified or otherwise identified to our satisfaction, of (1) the Certificate of Incorporation and the Bylaws of the Company; (2) resolutions duly adopted by the Board of Directors of the Company relating to the Registration Statement and the Shares to be offered thereby; (3) the Registration Statement and exhibits thereto, (4) certificate of the Company’s Chief Financial Officer as to certain matters; and (5) the originals or copies of such other documents, instruments and certificates of public officials, officers of the Company and such other persons as we have deemed necessary for the expression of the opinions herein contained. We have also made such investigation of law as we have deemed appropriate as a basis for the opinions expressed below.

All the foregoing documents are referred to herein as the "Reviewed Documents." We have not reviewed any documents other than the Reviewed Documents for purposes of rendering the opinions expressed herein. We have conducted no independent factual investigation other than our review of the Reviewed Documents. In rendering this opinion, we have relied, as to factual matters, solely upon the Reviewed Documents, and the representations, warranties, statements and information set forth therein, all of which we assume to be true, complete and accurate in all material respects.

With respect to the Reviewed Documents, we have assumed and relied upon the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies or forms, the genuineness of all signatures, the legal capacity of natural persons and that the Reviewed Documents, in the forms submitted to us for our review, have not been and will not be altered or amended in any respect material to this opinion.

This opinion is limited solely to the application of Delaware law (including the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws) to the matters set forth below, which are the laws of the State of Delaware normally applicable to such matters. We express no opinion with respect to Federal securities laws, state securities or blue-sky laws, or Federal or state tax laws. We have not been requested to and do not opine as to the applicability of the laws of any other jurisdiction.

This opinion is given only with respect to laws and regulations presently in effect. We assume no obligation to advise you of any changes in law or regulation which may hereafter occur, whether the same are retroactively or prospectively applied, or to update or supplement this letter in any fashion to reflect any facts or circumstances which hereafter come to our attention.

Based upon the foregoing, and subject to and in reliance on the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1.  The duly authorized capital stock of the Company consists of 60,000,000 shares of capital stock with a par value of $0.001 per share, of which 50,000,000 are shares of Common Stock (the "Common Stock") and 10,000,000 are shares of preferred stock, par value $0.001.

2.  The 250,000 shares of Common Stock that are included in the registration statement for transfer as “gift shares” are presently issued and outstanding, duly authorized, validly issued, fully paid and nonassessable Common Stock of the Company.

3.   The 1,250,000 shares of Common Stock that are included in the registration statement for resale as "founders' shares," are presently issued and outstanding, duly authorized, validly issued, fully paid and nonassessable Common Stock of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm and this opinion under the heading "Legal Matters" in the prospectus comprising a part of such Registration Statement and any amendment thereto. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

We bring to your attention the fact that this legal opinion is an expression of professional judgment and not a guaranty of result. Except to the extent provided in the preceding paragraph, this opinion is rendered solely to the Company in connection with the transactions described in the Registration Statement and may not be relied upon by, nor may copies be delivered to, any other person or entity for any purpose without our prior written consent.

Respectfully submitted,

/s/ ANDREWS KURTH LLP